FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
July 27, 2020	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER OF FISCAL 2020;

MAINTAINS QUARTERLY DIVIDEND OF $0.15 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, JULY 28, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the fourth quarter of fiscal 2020 of $6.9 million, a decrease of $656,000, or 8.7%, as compared to the same period of the prior fiscal year. The decrease was attributable to increases in noninterest expense and provision for loan losses, partially offset by increases in net interest income and noninterest income. Preliminary net income was $.76 per fully diluted common share for the fourth quarter of fiscal 2020, a decrease of $.05 as compared to the $.81 per fully diluted common share reported for the same period of the prior fiscal year. For fiscal year 2020, preliminary net income was $27.5 million, a decrease of $1.4 million, or 4.7%, as compared to the prior fiscal year. Preliminary net income was $2.99 per fully diluted common share for fiscal 2020, a decrease of $0.15 as compared to the $3.14 per fully diluted common share reported for fiscal 2019.

Highlights for the fourth quarter of fiscal 2020:

•Annualized return on average assets was 1.10%, while annualized return on average common equity was 10.8%, as compared to 1.37% and 12.9%, respectively, in the same quarter a year ago, and 0.88% and 8.1%, respectively, in the third quarter of fiscal 2020, the linked quarter.

•Earnings per common share (diluted) were $.76, down $.05, or 6.2%, as compared to the same quarter a year ago, and up $.21, or 38.2%, from the third quarter of fiscal 2020, the linked quarter.

•Provision for loan losses was $1.9 million, an increase of $1.3 million, or 242.1%, as compared to the same period of the prior year, and down $1.0 million, or 34.5%, as compared to the third quarter of fiscal 2020, the linked quarter. The increase as compared to the same quarter a year ago was attributable primarily to the current quarter’s increase in watch status loans, an increase in net charge offs, and continued uncertainty regarding the economic environment resulting from the COVID-19 pandemic and the potential impact on the Company’s borrowers, partially offset by current quarter declines in nonperforming and delinquent loans. Nonperforming assets were $11.2 million, or 0.44% of total assets, at June 30, 2020, as compared to $24.8 million, or 1.12% of total assets, at June 30, 2019, and $14.9 million, or 0.63% of total assets, at March 31, 2020, the linked quarter end. The decrease over the quarter and fiscal year primarily reflected progress by the Company in resolving acquired nonperforming assets resulting from the November 2018 acquisition of Gideon Bancshares Company and its subsidiary, First Commercial Bank (“the Gideon Acquisition”).

•Net loan growth for the fourth quarter of fiscal 2020 was $174.1 million, resulting from $132.3 million in the Small Business Administration’s Paycheck Protection Program (PPP) loans, as well as the acquisition of $51.4 million in loans, at fair value, in the Company’s acquisition of Central Federal Bancshares, Inc. (“Central Federal”). Net loans are up $295.5 million, or 16.0%, for the full fiscal year.

•Deposit balances increased $213.2 million in the fourth quarter, partially attributable to the Central Federal acquisition, which included the assumption of deposits totaling $46.7 million, at fair value, as well as to business, consumer, and public unit depositors holding additional funds in nonmaturity accounts. Management notes that some businesses are holding additional funds following PPP loan originations or as a result of deferring their tax payments as allowed under the CARES Act. Consumers have benefitted from the CARES Act economic impact payments and other relief measures, and may have reduced discretionary spending. Deposits are up $291.2 million, or 15.4%, in fiscal 2020.

•Net interest margin for the fourth quarter of fiscal 2020 was 3.75%, down from the 3.77% reported for the year ago period, and up from the 3.63% figure reported for the third quarter of fiscal 2020, the linked quarter. Discount accretion on acquired loan portfolios was modestly lower in the current quarter as compared to the linked quarter, and down more significantly from the year ago period. Additionally, as compared to the linked quarter, the Company noted an increase in the amount of interest income resulting from resolution of loans that had been previously classified as nonaccrual.

•Noninterest income was up 35.4% for the fourth quarter of fiscal 2020, as compared to the year ago period, and was up 31.4% as compared to the third quarter of fiscal 2020, the linked quarter. The current period included a significant increase in gains on sales of residential mortgage loans originated for that purpose, while the linked quarter was negatively impacted by an impairment charge for mortgage servicing rights, as discussed in detail below.

•Noninterest expense was up 26.9% for the fourth quarter of fiscal 2020, as compared to the year ago period, and was up 14.2% from the third quarter of fiscal 2020, the linked quarter. The current quarter included significant non-recurring charges related to the Central Federal acquisition.

Dividend Declared:

The Board of Directors, on July 21, 2020, declared a quarterly cash dividend on common stock of $0.15, payable August 31, 2020, to stockholders of record at the close of business on August 14, 2020, marking the 105th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Other News:

As the Company noted in a current report on Form 8-K filed May 26, 2020, the Company completed its acquisition of Central Federal on May 22, 2020. The data systems conversion was completed over the weekend of June 5-7, 2020.

As noted in the quarterly report on Form 10-Q filed May 11, 2020, after having closed lobbies except by appointment on March 23, 2020, the Company began re-opening its lobbies on May 4, 2020, subject to guidance by state and local authorities. Lobbies remain open at this time. A number of team members in administrative functions continue to work remotely in order to limit the potential spread of COVID-19.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, July 28, 2020, at 3:30 p.m., central time. The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through August 10, 2020. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10146849.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2020, with total assets of $2.5 billion at June 30, 2020, reflecting an increase of $327.8 million, or 14.8%, as compared to June 30, 2019. Asset growth was comprised mainly of increases in loans, cash and cash equivalents, and available-for-sale (“AFS”) securities.

Cash equivalents and time deposits were a combined $55.2 million, an increase of $18.9 million, or 51.8%, as compared to June 30, 2019. AFS securities were $176.5 million at June 30, 2020, an increase of $11.0 million, or 6.6%, as compared to June 30, 2019.

Loans, net of the allowance for loan losses, were $2.1 billion at June 30, 2020, an increase of $295.5 million, or 16.0%, as compared to June 30, 2019. This growth was inclusive of the Central Federal acquisition, which added loans totaling $51.4 million at fair value, as of the acquisition date. The portfolio primarily saw growth in residential real estate loans, commercial loans, commercial real estate loans, and funded balances in construction loans, partially offset by declines in consumer loans. Commercial loans were higher as a result of the PPP loans, which totaled $132.3 million at June 30, 2020. Residential real estate loan balances were higher as the Company saw increases in loans secured by both 1-to-4 family and multifamily real estate. Commercial real estate loans increased primarily due to loans secured by nonresidential properties, combined with a small increase in loans secured by agricultural real estate. Construction loan balances were increased as a result of both draws on existing construction loans and new loan originations, primarily secured by multifamily, 1-4 family, and non-owner occupied commercial properties. Reductions in consumer loans consisted primarily of loans secured by deposits, partially offset by a modest increase in other consumer loans. Loans anticipated to fund in the next 90 days stood at $86.6 million at June 30, 2020, as compared to $76.6 million at March 31, 2020, and $83.3 million at June 30, 2019.

Nonperforming loans were $8.7 million, or 0.40% of gross loans, at June 30, 2020, as compared to $11.4 million, or 0.57% of gross loans at March 31, 2020, and $21.0 million, or 1.13% of gross loans at June 30, 2019. Nonperforming assets were $11.2 million, or 0.44% of total assets, at June 30, 2020, as compared to $14.9 million, or 0.63% of total assets, at March 31, 2020, and $24.8 million, or 1.12% of total assets, at June 30, 2019. The decrease in nonperforming loans over the most recent quarter and over the fiscal year was attributed primarily to the resolution of certain nonperforming loans acquired in the Gideon Acquisition. The Gideon Acquisition resulted in an increase in nonperforming loans of $12.9 million (at fair value) as of December 31, 2018, the quarter end following the acquisition. At June 30, 2019, this group of nonperforming loans had declined to $10.2 million, and they have declined further to $1.8 million as of June 30, 2020. The decrease in nonperforming loans was also the principal reason for the decrease in nonperforming assets, although sales of some foreclosed properties and recognition of lower valuations on others in the current quarter also contributed.

Our allowance for loan losses at June 30, 2020, totaled $25.1 million, representing 1.16% of gross loans and 290.4% of nonperforming loans, as compared to $23.5 million, representing 1.18% of gross loans and 205.7% of nonperforming loans at March 31, 2020, and $19.9 million, or 1.07% of gross loans and 94.7% of nonperforming loans, at June 30, 2019. Despite continued provisioning at relatively high levels as compared to net charge offs, the ratio of the allowance to gross loans declined, as the current quarter included significant growth in 100% SBA-guaranteed loans under the PPP program, and acquired loans subject to purchase accounting, and not allowance methodology. The allowance would have represented 1.24% of gross loans other than PPP loans. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at June 30, 2020, is adequate, based on that measurement; however, there remains significant uncertainty regarding the possible length of the COVID-19 pandemic and the aggregate impact that it will have on global and regional economies, including uncertainty regarding the effectiveness of recent efforts by the U.S. government and Federal Reserve to respond to the pandemic and its economic impact. Management considered the impact of the pandemic on its consumer and business borrowers, particularly those business borrowers most affected by efforts to contain the pandemic, including our borrowers in the retail and multi-tenant retail industry, restaurants, and hotels.

At June 30, 2020, following regulatory guidance encouraging financial institutions to work with borrowers affected by the COVID-19 pandemic, the Company had granted payment deferrals or interest-only modifications for 906 loans totaling $380.2 million. (See table on page 10, below.) These are loans that were otherwise current and performing prior to the COVID-19 pandemic, but for which borrowers anticipated difficulties in the coming months due to impact of the pandemic. Generally, deferrals were granted for three-month periods, while interest-only modifications were for six month periods. These deferrals and modifications were made in compliance with provisions of the CARES Act that allows financial institutions the option to temporarily suspend certain requirements under U.S. GAAP related to troubled debt restructurings (TDRs), and the Company has not accounted for these loans as TDRs.

The Company has been closely tracking financial performance of our larger relationships which requested these payment deferrals or modifications, and notes that of our commercial-purpose (including agriculture, non-residential construction, and multifamily) loans originally granted deferrals, approximately 40% have returned to principal and interest payments, 35% have converted to interest-only payments for an additional period of time (generally, three months), 18% have been granted an additional three-month deferral, and for the remainder, the original three-month deferral period has not yet elapsed. Our loans secured by hotels have been the category most negatively impacted to date. As of July 24, 2020, four loans secured by hotels have been granted additional three month deferrals. These loans include $20.9 million in commercial real estate and $4.4 million in construction loans, all of which were downgraded to watch status. To date, no restaurant borrowers have been granted additional deferrals, while approximately 62% have returned to principal and interest payments. Most of the remainder have been granted a three month period of interest-only payments. Similarly, within our multi-tenant retail portfolio, approximately 87% of those borrowers originally granted a deferral period have returned to principal and interest payments, while the remainder has been granted a three month period of interest-only payments. The situation remains subject to change, and it is possible that some borrowers that have not been granted additional deferrals will request them and that our best option in some circumstances may be to grant them. The Company has noted very few residential or consumer borrowers that have requested additional deferrals as of July 24, 2020.

The Company has continued working towards adoption of ASU 2016-13, regarding the current expected credit loss (CECL) standard. Based on FASB implementation timelines, the standard was to be effective for the Company on July 1, 2020, following the end of our current fiscal year. Under the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Company has the option to temporarily delay implementation of the standard until the earlier of December 31, 2020, or the termination of the declared national emergency related to the COVID-19 pandemic. At this time, the Company is continuing to prepare as if we will adopt effective July 1, 2020, but we will continue to monitor the situation and evaluate our options.

Total liabilities were $2.3 billion at June 30, 2020, an increase of $307.8 million, or 15.6%, as compared to June 30, 2019.

Deposits were $2.2 billion at June 30, 2020, an increase of $291.2 million, or 15.4%, as compared to June 30, 2019. This growth was inclusive of the Central Federal acquisition, which added deposits totaling $46.7 million at fair value, as of the acquisition date. Deposit growth was partially offset by a $9.9 million net reduction in brokered deposits, which reflected a decrease in brokered time deposits of $21.6 million, and an increase in brokered money market deposits of $11.7 million. Brokered time deposits were $23.3 million, and brokered money market deposits were $20.0 million, at June 30, 2020. Better core liquidity over the previous two quarters has reduced the Company’s need for wholesale funding. Public unit balances were $305.3 million at June 30, 2020, reflecting an increase of $38.4 million as compared to June 30, 2019, with the increase primarily resulting from higher nonmaturity balances held by our existing customer base. In total, deposit balances saw increases in interest-bearing transaction accounts, noninterest-bearing transaction accounts, money market deposit accounts, and savings accounts, partially offset by declines in certificates of deposit. The average loan-to-deposit ratio for the fourth quarter of fiscal 2020 was 98.9%, as compared to 97.6% for the same period of the prior fiscal year.

FHLB advances were $70.0 million at June 30, 2020, an increase of $25.1 million, or 55.9%, as compared to June 30, 2019, with the increase primarily attributable to the Company’s use of this funding source to fund increases in loans, cash balances, and securities in excess of our increases in deposits and retained earnings. The increase since the prior fiscal year end is comprised entirely of term advances; through March 31, 2020, the Company had utilized overnight funding during much of the fiscal year, but deposit growth since then has been more than enough to fund our significant loan growth as the Company originated PPP loans. The Company is reviewing the availability of the Federal Reserve’s PPP Lending Facility, but has not utilized it to date, given our improved liquidity position and the lack of attractive alternative investment options. Over the past several years, the Company has worked to move public unit and business customers from a swept repurchase agreement product, which required the use of the Company’s AFS securities portfolio to collateralize those borrowings, to a reciprocal deposit product. During the first quarter of fiscal 2020, the final customers utilizing the sweep product were migrated, and the Company saw a reduction of $4.4 million in this funding source as compared to June 30, 2019.

The Company’s stockholders’ equity was $258.3 million at June 30, 2020, an increase of $20.0 million, or 8.4%, as compared to June 30, 2019. The increase was attributable primarily to retained earnings, partially offset by cash dividends paid and by repurchases during the fiscal year of 182,598 Company shares acquired for $5.8 million, for an average price of $31.61 per share. As the Company noted in its current report on Form 8-K filed March 23, 2020, activity under the repurchase program was temporarily suspended effective after the close of the market on Thursday, March 26, 2020.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended June 30, 2020, was $21.8 million, an increase of $2.8 million, or 14.7%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to a 15.5% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.75% in the current three-month period, from 3.77% in the same period a year ago.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks (Peoples), the June 2017 acquisition of Capaha Bank (Capaha), the February 2018 acquisition of Southern Missouri Bank of Marshfield (SMB-Marshfield), the Gideon Acquisition, and the May 2020 acquisition of Central Federal resulted in $361,000 in net interest income for the three-month period ended June 30, 2020, as compared to $615,000 in net interest income for the same period a year ago. The decline is attributable to expected reductions in discount accretion as additional time has elapsed since the loan portfolios were acquired and balances have declined, partially offset by the mid-quarter impact of the Central Federal acquisition, although the acquired loan book and resulting discount accretion will be relatively small. The Company generally expects this component of net interest income will continue to decline over time, although volatility may occur to the extent we have periodic resolutions of specific credit impaired loans. Combined, these components of net interest income contributed six basis points to net interest margin in the three-month period ended June 30, 2020, as compared to a contribution of 12 basis points in the same period of the prior fiscal year, and as compared to the eight basis point contribution in the linked quarter, ended March 31, 2020, when net interest margin was 3.63%. Additionally, in the current period, the Company recognized an additional $159,000 in interest income as a result of the resolution of a limited number of nonperforming loans. This recognition of interest income contributed three basis points to the net interest margin in the current period, without material comparable items in the linked period or same period a year ago.

The provision for loan losses for the three-month period ended June 30, 2020, was $1.9 million, as compared to $546,000 in the same period of the prior fiscal year. The increase as compared to the same quarter a year ago was attributable primarily to the current quarter’s increase in watch status loans, an increase in net charge offs, and continued uncertainty regarding the economic environment resulting from the COVID-19 pandemic and the potential impact on the Company’s borrowers, partially offset by current quarter declines in nonperforming and delinquent loans. Stronger loan growth was attributable primarily to the 100% SBA-guaranteed PPP loans and acquired loans that are subject to purchase accounting requirements, rather than allowance methodology, and therefore had limited impact on the required provisioning. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.35% (annualized), while the Company recorded net charge offs during the period of 0.04% (annualized). During the same period of the prior fiscal year, the provision for loan losses as a percentage of average loans outstanding represented a charge of 0.12% (annualized), while the Company recorded net charge offs of 0.02% (annualized).

The Company’s noninterest income for the three-month period ended June 30, 2020, was $5.1 million, an increase of $1.3 million, or 35.4%, as compared to the same period of the prior fiscal year. In the current period, increases in gains realized on the sale of residential real estate loans originated for that purpose, bank card interchange income, loan servicing fees, and a $123,000 bargain purchase gain on the Central Federal acquisition were partially offset by decreases in deposit account service charges and other loan fees. Gains realized on the sale of residential real estate loans originated for that purpose increased as origination of these loans more than tripled, while pricing declined slightly; originations were primarily refinancings, though purchase activity was higher as well. Our portfolio of serviced loans increased by 13.2% during the quarter. Bank card interchange income increased as a result of a 14.0% increase in bank card dollar volume and incentive benefits under a new affiliation contract. Loan servicing fees were increased as compared to the same period a year ago as a result of the inclusion in the three-month period ended June 30, 2019, of a $207,000 charge to reduce the carrying value of mortgage servicing rights, without comparable charges in the current period.

Noninterest expense for the three-month period ended June 30, 2020, was $16.2 million, an increase of $3.4 million, or 26.9%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in compensation and benefits, occupancy and data processing expenses, losses and expenses on foreclosed real estate, bank card network expense, legal and professional fees, advertising, and other expenses, including losses on the disposition of fixed assets and provisioning for off-balance sheet credit exposure. The Company incurred $1.1 million in charges related to merger and acquisition activity in the current quarter, with no material charges in the same quarter a year ago. These charges included data processing charges, legal and professional fees, severance and retention payments, and other charges. Additionally, the current period included a non-recurring loss on the disposition of fixed assets totaling $149,000, attributable to the pending sale of a property acquired in the Capaha acquisition which is no longer in service. Based on the same qualitative evaluation of loss exposure utilized in the allowance for loan losses, the Company saw an increase in its off-balance sheet credit exposure, resulting in a charge of $132,000 in the current period, as compared to a recovery of $46,000 in the same period a year ago. Following the March 31, 2020, quarter, the FDIC’s temporary application of credits to the deposit insurance assessments due from smaller banks, such as the Company’s subsidiary, was mostly exhausted for our institution; deposit insurance premium expense was reduced as compared to the same period a year ago primarily due to benefits to the Company’s assessment rate resulting from the reduction in nonperforming assets as compared to the same period a year ago. The efficiency ratio for the three-month period ended June 30, 2020, was 60.4%, as compared to 56.2% in the same period of the prior fiscal year, with the deterioration attributable primarily to current-period charges related to the acquisition.

The income tax provision for the three-month period ended June 30, 2020, was $1.9 million, an increase of 0.4% as compared to the same period of the prior fiscal year, as lower pre-tax income was offset by an increase in the effective tax rate, to 21.2%, as compared to 19.7% in the same period a year ago, with some non-deductible acquisition-related charges contributing to the increase. For the full fiscal year, the effective tax rate was 20.0% for fiscal 2020, as compared to 19.6% for fiscal 2019, with the increase primarily attributable to a reduction in tax-advantaged investments in fiscal 2020.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2020	2020	2019	2019	2019

Cash equivalents and time deposits	$ 55,219	$ 57,078	$ 42,015	$ 32,394	$ 36,369
Available for sale securities	176,524	180,592	175,843	171,006	165,535
FHLB/FRB membership stock	10,753	13,054	12,522	12,083	9,583
Loans receivable, gross	2,167,067	1,991,328	1,943,599	1,895,207	1,866,308
Allowance for loan losses	25,138	23,508	20,814	20,710	19,903
Loans receivable, net	2,141,929	1,967,820	1,922,785	1,874,497	1,846,405
Bank-owned life insurance	43,363	39,095	38,847	38,593	38,337
Intangible assets	21,789	21,573	22,423	22,889	23,328
Premises and equipment	65,106	64,705	65,006	65,480	62,727
Other assets	27,474	30,531	32,408	34,265	32,118
Total assets	$ 2,542,157	$ 2,374,448	$ 2,311,849	$ 2,251,207	$ 2,214,402

Interest-bearing deposits	$ 1,868,799	$ 1,738,379	$ 1,691,010	$ 1,663,874	$ 1,674,806
Noninterest-bearing deposits	316,048	233,268	223,604	208,646	218,889
Securities sold under agreements to repurchase	-	-	-	-	4,376
FHLB advances	70,024	123,361	114,646	103,327	44,908
Note payable	-	3,000	3,000	3,000	3,000
Other liabilities	13,797	11,469	15,627	15,030	14,988
Subordinated debt	15,142	15,118	15,093	15,068	15,043
Total liabilities	2,283,810	2,124,595	2,062,980	2,008,945	1,976,010

Common stockholders' equity	258,347	249,853	248,869	242,262	238,392
Total stockholders' equity	258,347	249,853	248,869	242,262	238,392
Total liabilities and stockholders' equity	$ 2,542,157	$ 2,374,448	$ 2,311,849	$ 2,251,207	$ 2,214,402

Equity to assets ratio	10.16%	10.52%	10.76%	10.76%	10.77%

Common shares outstanding	9,127,390	9,128,290	9,206,783	9,201,783	9,289,308
Less: Restricted common shares not vested	28,025	28,925	24,900	25,975	28,250
Common shares for book value determination	9,099,365	9,099,365	9,181,883	9,175,808	9,261,058

Book value per common share	$ 28.39	$ 27.46	$ 27.10	$ 26.40	$ 25.74
Closing market price	24.30	24.27	38.36	36.43	34.83

Nonperforming asset data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2020	2020	2019	2019	2019

Nonaccrual loans	$ 8,657	$ 11,428	$ 10,419	$ 14,021	$ 21,013
Accruing loans 90 days or more past due	-	-	1	-	-
Total nonperforming loans	8,657	11,428	10,420	14,021	21,013
Other real estate owned (OREO)	2,561	3,401	3,668	3,820	3,723
Personal property repossessed	9	38	26	71	29
Total nonperforming assets	$ 11,227	$ 14,867	$ 14,114	$ 17,912	$ 24,765

Total nonperforming assets to total assets	0.44%	0.63%	0.61%	0.80%	1.12%
Total nonperforming loans to gross loans	0.40%	0.57%	0.54%	0.74%	1.13%
Allowance for loan losses to nonperforming loans	290.38%	205.71%	199.75%	147.71%	94.72%
Allowance for loan losses to gross loans	1.16%	1.18%	1.07%	1.09%	1.07%

Performing troubled debt restructurings (1)	$ 8,580	$ 14,196	$ 14,814	$ 12,432	$ 13,289

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2020	2020	2019	2019	2019

Interest-bearing cash equivalents	$ 10,380	$ 7,363	$ 6,322	$ 7,001	$ 6,079
Available for sale securities and membership stock	188,497	184,389	183,748	179,623	174,063
Loans receivable, gross	2,127,181	1,950,887	1,903,230	1,865,344	1,833,344
Total interest-earning assets	2,326,058	2,142,639	2,093,300	2,051,968	2,013,486
Other assets	194,651	180,981	184,028	184,415	185,403
Total assets	$ 2,520,709	$ 2,323,620	$ 2,277,328	$ 2,236,383	$ 2,198,889

Interest-bearing deposits	$ 1,838,606	$ 1,729,327	$ 1,674,198	$ 1,660,994	$ 1,652,831
Securities sold under agreements to repurchase	-	-	-	329	4,463
FHLB advances	83,130	83,916	99,728	82,192	51,304
Note payable	1,187	3,000	3,000	3,000	3,000
Subordinated debt	15,130	15,105	15,080	15,055	15,031
Total interest-bearing liabilities	1,938,053	1,831,348	1,792,006	1,761,570	1,726,629
Noninterest-bearing deposits	311,555	223,865	222,187	218,755	224,932
Other noninterest-bearing liabilities	15,937	17,634	17,533	16,014	12,548
Total liabilities	2,265,545	2,072,847	2,031,726	1,996,339	1,964,109

Common stockholders' equity	255,164	250,773	245,602	240,044	234,780
Total stockholders' equity	255,164	250,773	245,602	240,044	234,780

Total liabilities and stockholders' equity	$ 2,520,709	$ 2,323,620	$ 2,277,328	$ 2,236,383	$ 2,198,889

	For the three-month period ended
Quarterly Summary Income Statement Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2020	2020	2019	2019	2019

Interest income:
Cash equivalents	$ 18	$ 33	$ 31	$ 46	$ 38
Available for sale securities and membership stock	1,146	1,218	1,194	1,236	1,220
Loans receivable	26,099	24,969	25,421	25,640	24,789
Total interest income	27,263	26,220	26,646	26,922	26,047
Interest expense:
Deposits	4,923	6,135	6,448	6,578	6,422
Securities sold under agreements to repurchase	-	-	-	-	10
FHLB advances	398	439	573	522	352
Note payable	11	31	34	37	38
Subordinated debt	151	197	214	225	232
Total interest expense	5,483	6,802	7,269	7,362	7,054
Net interest income	21,780	19,418	19,377	19,560	18,993
Provision for loan losses	1,868	2,850	388	896	546
Noninterest income	5,066	3,856	4,334	4,101	3,741
Noninterest expense	16,216	14,196	13,685	12,961	12,778
Income taxes	1,861	1,129	1,921	1,976	1,853
Net income	$ 6,901	$ 5,099	$ 7,717	$ 7,828	$ 7,557

Basic earnings per common share	$ 0.76	$ 0.55	$ 0.84	$ 0.85	$ 0.81
Diluted earnings per common share	0.76	0.55	0.84	0.85	0.81
Dividends per common share	0.15	0.15	0.15	0.15	0.13
Average common shares outstanding:
Basic	9,128,000	9,197,000	9,202,000	9,232,000	9,316,000
Diluted	9,130,000	9,205,000	9,213,000	9,244,000	9,328,000

Return on average assets	1.10%	0.88%	1.36%	1.40%	1.37%
Return on average common stockholders' equity	10.8%	8.1%	12.6%	13.0%	12.9%

Net interest margin	3.75%	3.63%	3.70%	3.81%	3.77%
Net interest spread	3.56%	3.40%	3.47%	3.58%	3.54%

Efficiency ratio	60.4%	61.0%	57.7%	54.8%	56.2%

Loan portfolio as of June 30, 2020	Balance	Payment	Interest-only
(dollars in thousands)	Outstanding	Deferrals	Modifications

1- to 4-family residential loans	$ 429,894	$ 13,385	$ 21,194
Multifamily residential loans	197,463	1,912	28,101
Total residential loans	627,357	15,297	49,295
1- to 4-family owner-occupied construction loans	24,267	-	-
1- to 4-family speculative construction loans	13,284	-	-
Multifamily construction loans	44,904	-	31
Other construction loans	25,017	4,367	290
Total construction loan balances drawn	107,472	4,367	321
Agricultural real estate loans	185,312	2,803	5,537
Loans for vacant land - developed, undeveloped, and other purposes	58,580	106	4,196
Owner-occupied commercial real estate loans to:
Churches and nonprofits	18,771	-	4,213
Non-professional services	17,404	333	3,160
Retail	25,636	3,285	3,960
Automobile dealerships	22,745	-	3,977
Healthcare providers	8,332	-	334
Restaurants	46,498	22,988	10,745
Convenience stores	22,793	-	14,817
Automotive services	7,698	-	1,509
Manufacturing	18,706	4,938	3,140
Professional services	15,218	248	719
Warehouse/distribution	4,737	485	-
Grocery	5,617	-	26
Other	14,629	-	2,417
Total owner-occupied commercial real estate loans	228,784	32,277	49,017
Non-owner-occupied commercial real estate loans to:
Care facilities	32,605	-	15,943
Non-professional services	15,073	-	3,864
Retail	32,741	3,125	1,537
Healthcare providers	22,546	-	1,489
Restaurants	47,813	17,418	5,839
Convenience stores	9,097	-	1,285
Automotive services	6,409	-	-
Hotels	81,159	39,622	26,092
Manufacturing	5,161	-	2,011
Storage units	14,462	-	3,711
Professional services	13,039	-	723
Multi-tenant retail	77,873	21,817	35,791
Warehouse/distribution	26,323	141	3,809
Other	30,442	-	8,055
Total non-owner-occupied commercial real estate loans	414,743	82,123	110,149
Total commercial real estate loans	887,419	117,309	168,899
Home equity lines of credit	43,149	91	-
Deposit-secured loans	5,571	45	1
All other consumer loans	32,047	1,319	199
Total consumer loans	80,767	1,455	200
Agricultural production and equipment loans	100,342	400	586
Loans to municipalities or other public units	10,595	-	-
Commercial and industrial loans to:
Forestry, fishing, and hunting	14,401	50	612
Construction	29,514	125	148
Finance and insurance	50,954	-	20
Real estate rental and leasing	26,426	-	1,299
Healthcare and social assistance	38,674	-	1,576
Accommodations and food services	32,575	175	2,595
Manufacturing	16,476	-	3,271
Retail trade	55,079	1,189	1,512
Transportation and warehousing	37,502	194	5,636
Professional services	8,747	-	12
Administrative support and waste management	8,597	-	1,962
Arts, entertainment, and recreation	4,052	732	27
Other commercial loans	34,514	179	741
Total commercial and industrial loans	357,511	2,644	19,411
Total commercial loans	468,448	3,044	19,997
Total gross loans receivable, excluding deferred loan fees	$ 2,171,463	$ 141,472	$ 238,712